CONSOLIDATED PRO FORMA STATEMENTS OF CASH FLOWS        U S WEST, Inc.
(UNAUDITED)


                                                       Quarter Ended
                                                          March 31,
In millions                                            2000   1999(1)
-------------------------------------------------   -------- ---------
OPERATING ACTIVITIES
 Net income                                         $   404  $   394
 Adjustments to net income:
  Depreciation and amortization                         586      602
  Loss on market value of derivatives                   129       -
  Gain on sales of investments                          (79)      -
  Deferred income taxes and amortization
   of investment tax credits                             84       12
 Changes in operating assets and liabilities:
  Accounts receivable                                   100       55
  Inventories, supplies and other current assets        (97)    (116)
  Accounts payable, accrued expense
   and advance billings                                (181)      51
  Other                                                (139)     (61)
-------------------------------------------------   -------- ---------
Cash provided by operating activities                   807      937
-------------------------------------------------   -------- ---------
INVESTING ACTIVITIES
 Expenditures for property, plant and equipment      (1,277)    (753)
 Payments on disposals of property,
   plant and equipment                                   (9)      (8)
 Proceeds from sale of Global Crossing stock          1,140       -
 Other                                                  136      (11)
-------------------------------------------------   -------- ---------
Cash used for investing activities                      (10)    (772)
-------------------------------------------------   -------- ---------
FINANCING ACTIVITIES
 Net(reductions)proceeds from short-term debt          (520)     256
 Repayments of long-term debt                           (32)    (181)
 Proceeds from issuance of common stock                  30       16
 Dividends paid on common stock                        (271)    (269)
-------------------------------------------------   -------- ---------
Cash used for financing activities                     (793)    (178)
-------------------------------------------------   -------- ---------
CASH AND CASH EQUIVALENTS
 Increase(Decrease)                                       4      (13)
 Beginning balance                                       78       49
-------------------------------------------------   -------- ---------
Ending balance                                      $    82  $    36
=================================================   ======== =========

(1) The results for 1999 include pro forma adjustments for the change in accounting principle to recognize revenues and expenses for directory publishing under the "point of publication" method from the "amortization" method, as if the company had always used this method.

                                        9